UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 29, 2006
INTUIT INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21180	77-0034661

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2700 Coast Avenue
Mountain View, CA 94043
(Address of Principal Executive Offices)
(Zip Code)
(Registrant’s telephone number, including area code): (650) 944-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On November 29, 2006, Intuit Inc., a Delaware corporation (“Intuit”), entered into a definitive merger agreement (the “Merger Agreement”) to acquire Digital Insight Corporation (“Digital Insight”) in a merger transaction pursuant to which Digital Insight will become a wholly-owned subsidiary of Intuit (the “Merger”). Pursuant to the terms of the Merger Agreement and subject to the conditions thereof, Intuit will acquire all of the outstanding shares of Digital Insight Corporation Common Stock for a cash amount of $39.00 per share, for a total purchase price of approximately $1.35 billion on a fully diluted basis. Intuit will assume Digital Insight’s stock options which are outstanding immediately prior to the effective time of the Merger (other than options held by non-employee directors of Digital Insight). Each assumed Digital Insight stock option will be converted into an option to purchase a number of shares of Intuit common stock equal to $39.00 divided by the average closing sales price for a share of Intuit Common Stock as quoted on the Nasdaq Stock Market for the ten consecutive trading days ending with the third trading day that precedes the closing date of the Merger. Each unvested Digital Insight stock option held by non-employee directors of Digital Insight will be accelerated and all outstanding options held by non-employee directors will receive a cash payment equal to the difference of $39.00 per share multiplied by the number of Digital Insight shares subject to the option, less the aggregate exercise price of the option. Payment for unvested shares of restricted stock will be made in cash on the date that such shares would have become vested in accordance with the holders’ restricted stock vesting schedules. This transaction will be taxable to Digital Insight stockholders.
     Each of Digital Insight’s disinterested directors and certain of its executive officers have agreed, in their capacity as stockholders of Digital Insight, to vote their shares in favor of the Merger and against any proposal made in opposition to or in competition with the Merger.
     The consummation of the Merger is subject to regulatory review, Digital Insight stockholder approval and other customary closing conditions. Dates for closing the Merger and for Digital Insight’s stockholders’ meeting to vote on the Merger have not yet been determined.
     Intuit expects to file a copy of the Merger Agreement as an exhibit to its Form 10-Q for the quarter ending January 31, 2007. We encourage you to read the Merger Agreement for a more complete understanding of the transaction. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.
ITEM 7.01 REGULATION FD DISCLOSURE.
     On November 30, 2006, Intuit issued a joint press release with Digital Insight announcing the transaction described in Item 1.01 above. A copy of the press release is attached as Exhibit 99.01 hereto.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits

Exhibit Number	Description

99.01	Press release issued jointly by Digital Insight Corporation and Intuit Inc. on November 30, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intuit Inc.
Date: November 30, 2006	By:	/s/ KIRAN M. PATEL
Kiran M. Patel
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.01	Press release issued jointly by Digital Insight Corporation and Intuit Inc. on November 30, 2006.